Exhibit 10.9

AMENDMENT ONE

RESTRICTED STOCK UNIT AWARDS

CONAGRA 2000 STOCK PLAN

ConAgra Foods, Inc., a Delaware corporation (the “Company”), granted Restricted Share Unit Awards during the period beginning December 1, 2005 and ending September 30, 2006 pursuant to the ConAgra 2000 Stock Plan (the “Plan”) (the “Awards”). It is desirable to amend each Award so that it complies with Section 409A of the Internal Revenue Code of 1986 as amended from time to time (the “Code”).

Each Award is amended by adding the following at the end thereof, effective January 1, 2009:

If not issued earlier in accordance with the Award, the Company shall issue to you the number of vested shares of Company Stock represented by the Award within thirty (30) days after the earlier of your termination of employment or the date of a Change of Control (as defined below). You shall be considered to terminate employment or retire if and only if you have a “Separation from Service” with the Company within the meaning of Code Section 409A. Generally, you separate from service if and only if you die, retire, or otherwise have a termination of employment with the Company, determined in accordance with the following:

(i) Leaves of Absence. The employment relationship is treated as continuing intact while you are on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as you retain a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that you will return to perform services for the Company. If the period of leave exceeds six (6) months and you do not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6) month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes you to be unable to perform the duties of your position of employment or any substantially similar position of employment, a twenty nine (29) month period of absence shall be substituted for such six (6) month period.

(ii) Dual Status. Generally, if you perform services both as an employee and an independent contractor, you must separate from service both as an employee, and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a separation from service. However, if you provide services to the Company as an employee and as a member of the Board, and if any plan in which you participate as a Board member is not aggregated with the Award pursuant to Treasury Regulation Section 1.409A-1(c)(2)(ii), then the services provided as a director are not taken into account in determining whether you have a separation from service as an employee for purposes of the Award.

(iii) Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and you reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services you would perform after such date (whether as an employee or as an independent contractor except as provided in (ii) above) would permanently decrease to no more than twenty (20) percent of the average level of bona fide services performed (whether as an employee or an independent contractor, except as provided in (ii) above) over the immediately preceding thirty six (36) month period (or the full period of services to the Company if you have been providing services to the Company less than thirty six (36) months). For periods during which you are on a paid bona fide leave of absence and have not otherwise terminated employment as described above, for purposes of this paragraph (iii) you are treated as providing bona fide services at a level equal to the level of services that you would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which you are on an unpaid bona fide leave of absence and have not otherwise terminated employment are disregarded for purposes of this paragraph (iii) (including for purposes of determining the applicable thirty six (36) month (or shorter) period).

(iv) As used in connection with the definition of “Separation from Service,” Company includes the Company and any other entity that with the Company constitutes a controlled group of corporations (as defined in section 414(b) of the Code), or a group of trades or businesses (whether or not incorporated) under common control (as defined in section 414(c) of the Code), substituting 25% for the 80% ownership level for purposes of both 414(b) and (c).

Notwithstanding anything in the Award or Plan to the contrary, “Change of Control” shall occur upon any of the following dates:

(a) The date individuals who constitute the Board (the “Incumbent Board”) cease for any reason during any 12 month period to constitute at least fifty percent (50%) of the members of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this definition, considered as though such person were a member of the Incumbent Board; or

(b) The date of consummation of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own 50% or more of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities.

(c) The date any one person, or more than one person acting as a group, acquires (or has acquired during the preceding 12 months) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company.

(d) The date that any one person, or more than one person acting as a group who is not related to the Company within the meaning of Treasury Regulation Section 1.409A-3(i)((vii)(B), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section, “more than one person acting as a group” is determined under Treasury regulation Section 1.409A-3(i)(5)(v)(B). If a person owns stock in both entities that enter into a merger, consolidation, purchase or acquisition of stock, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. In no event shall a change of control occur under circumstances that would not constitute a “change in the ownership of a corporation,” a “change in effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets,” as those terms are defined in regulations and other applicable guidance issued under section 409A of the Code.

Notwithstanding anything (including any provision of the Award or Plan) to the contrary, if a participant is a “Specified Employee”, payment to the participant on account of a Separation from Service shall, in accordance with Treasury Regulation Section 1.409A-3(i)(2), be made to the participant on the earlier of (a) the Participant’s death or (b) the first business day (or within 30 days after such first business day) that is more than six (6) months after the date of Separation from Service. A “Specified Employee” is as defined under Internal Revenue Code Section 409A and Treasury Regulation Section 1.409A-1(i). In the Company’s sole and absolute discretion, interest may be paid due to such delay. Further, any interest will be calculated in the manner determined by the Company in its sole and absolute discretion. Dividend equivalents will not be paid with respect to any dividends that would have been paid during the delay if the Common Stock had been issued, unless the terms applicable to the Award provide that dividend equivalents on the Award shall be paid at any time while the Award is outstanding. If dividend equivalents are to be paid with respect to any period during which payment is delayed pursuant to this paragraph, then the payment of such dividend equivalents shall also be delayed until after the end of the payment delay provided in this paragraph.

It is intended that all compensation and benefits payable or provided to you under the Award shall, to the extent required to comply with Code Section 409A, fully comply with the provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations relating thereto so as not to subject you to the additional tax, interest or penalties which may be imposed under Section 409A. None of the Company, its contractors, agents and employees, the Board and each member of the Board shall be liable for any consequences of any failure to follow the requirements of Code Section 409A or any guidance or regulations thereunder, unless such failure was the direct result of an action or failure to act that was undertaken by the Company in bad faith.

IN WITNESS WHEREOF, this document is executed on the date set forth below.

CONAGRA FOODS, INC.

By:	/s/ Charles Salter
Title:	Vice President, Human Resources
Date:	September 25, 2008

“Exhibit A”

CONAGRA FOODS, INC.

FORM OF RESTRICTED STOCK UNIT AWARD

Terms and Conditions

(i)	Name

On                             , the ConAgra Foods’ Human Resources Committee approved the grant and issuance to you of Shares restricted stock units of ConAgra Foods, Inc. common stock (the “Shares”).

The Shares will be 100% vested and issued to you on                              if you remain continuously employed by ConAgra Foods (the “Company”) until that date. If your employment with the Company terminates, not for cause, prior to that date, vesting of the Shares will be prorated over the vesting period. You will be 34% vested if you are continuously employed by the Company through the first fiscal year-end date following the grant date                  and 67% vested if you are continuously employed by the Company through the second fiscal year-end date following the grant date                 , and the vested Shares will be issued to you accordingly.

In the event you are terminated for cause prior to                             , all Shares will be forfeited. In addition, the Shares will become 100% vested if any of these events occurs prior to                             :

(1)	you retire from the Company on or after age 65,

(2)	you die while employed by the Company, or

(3)	there is a Change of Control of ConAgra Foods, Inc., as defined in the 2000 Stock Plan.

The fair value of the Shares, upon payment, will constitute ordinary income to you, and appropriate arrangements will be made to satisfy federal and state withholding requirements with respect to such tax obligations.

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